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EXHIBIT 3.43

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

EL PASO PRODUCTS SALES CORPORATION

        Pursuant to the provisions of Art. 4.04 of the Texas Business Corporation Act, the undersigned adopts the following Articles of Amendment to its Articles of Incorporation:

        ARTICLE ONE.    The name of the corporation is EL PASO PRODUCTS SALES CORPORATION.

        ARTICLE TWO.    The following amendments to the Articles of Incorporation were adopted by the shareholders of the corporation on September 1, 1993.

        Article One of the Articles of Incorporation is hereby amended so as to read as follows:

          "The name of the corporation is REXENE INTERNATIONAL SERVICES CORPORATION."

        Article Three of the Articles of Incorporation is hereby amended so as to read as follows:

          "The purpose or purposes for which the corporation is organized are:

            To engage in the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act."

        ARTICLE THREE.    The number of shares of the corporation outstanding at the time of such adoption was 2,500; and the number of shares entitled to vote thereon was 2,500.

        ARTICLE FOUR.    The holders of all of the shares outstanding and entitled to vote on said amendment have signed a consent in writing adopting said amendment.

Dated October 8, 1993.

EL PASO PRODUCTS SALES CORPORATION
By:	/s/ LAVON N. ANDERSON Lavon N. Anderson, President

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ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF EL PASO PRODUCTS SALES CORPORATION